Exhibit 10.97

AGREEMENT BETWEEN SOUTHWALL TECHNOLOGIES INC./

ENERGY CONVERSION DEVICES, INC.

Southwall Technologies Inc. (“Southwall”) and Energy Conversion Devices, Inc. (“ECD”) have reached an agreement on September 21, 2001 with regard to the payment of the indebtedness that Southwall owes to ECD as a result of the purchase of a production machine generally referred to as PM7.

In consideration of the mutually binding covenants set forth below, the sufficiency of which are acknowledged, the parties agree as follows:

1.     In satisfaction of all indebtedness owed to ECD in connection with PM7, Southwall shall pay to ECD the amounts indicated, at the times specified, on the payment schedule attached hereto as Annex 1.

2.     It is acknowledged that title to PM7 is currently held by Matrix Funding Corporation (“Matrix”) under sale and leaseback agreements (the “Lease”) executed by Southwall in 1999.  Southwall represents that it is currently negotiating with Matrix to buyout the Lease and take title to PM7, and reasonably believes that its negotiations will be successful.  Southwall cannot, however, guarantee that it will be able to negotiate a commercially reasonable buy-out of the Lease obligations and can not represent that Southwall presently holds all right, title and interest in PM7 free of any liens or encumbrances.

3.     It is also acknowledged that Pacific Business Funding Corporation (“PBFC”) has a general security interest in all of Southwall’s equipment installed at its Tempe, Arizona facility.  This will include PM7, if Southwall obtains title to it.  Southwall represents that it will seek to have PBFC subordinate its secured position on PM7 to ECD.  Southwall reasonably believes that, if it is able to acquire title to PM7 from Matrix, it will be able to cause PBFC to subordinate its interest to ECD and covenants to take all reasonable steps necessary to obtain such subordination.  Southwall cannot, however, guarantee that it will be able to cause PBFC to subordinate its interest in PM7.

4.     Southwall shall keep ECD informed of its progress in its negotiations with Matrix and PBFC.  If Southwall acquires title to PM7, and causes PBFC to subordinate its interest to ECD, Southwall shall execute all documents and take all reasonable actions requested of it by ECD in order to permit ECD to perfect its primary security interest in PM7 and to record it.

5.     Regardless of whether Southwall obtains title to PM7, or causes PBFC to subordinate its interest in it, the obligations of Southwall shall be absolutely due and payable according to the payment schedule.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Steven W. Zumsteg
Name: Steven W. Zumsteg
Title: VP & CFO

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ Robert R. Freeman
Name: Robert R. Freeman
Title: Senior V.P. & CFO

ANNEX 1

PAYMENT SCHEDULE

DATE	PAYMENT
September 26, 2001	$139,849.54
October 26, 2001	50,000.00
November 26, 2001	50,000.00
December 26, 2001	50,000.00
January 26, 2002	50,000.00
February 26, 2002	50,000.00
March 26, 2002	50,000.00
April 26, 2002	50,000.00
May 26, 2002	50,000.00
June 26, 2002	50,000.00
July 26, 2002	50,000.00
August 26, 2002	50,000.00
September 26, 2002	50,000.00
October 26, 2002	50,000.00
November 26, 2002	50,000.00
December 26, 2002	50,000.00
January 26, 2003	69,769.84
Total Payments	$959,619.38